Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-195084) and related Prospectus of Threshold Pharmaceuticals, Inc., for the registration of up to $150,000,000 of any combination of common stock, preferred stock, debt securities and warrants, and to the incorporation by reference in the Registration Statements  (Form S-3 No. 333-195084, 333-       ) of our reports dated March 6, 2014, with respect to the consolidated financial statements of Threshold Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Threshold Pharmaceuticals, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 11, 2015